Exhibit 99.1

THE HOUSTON EXPLORATION COMPANY
News Release

HOUSTON EXPLORATION ADVISES STOCKHOLDERS TO TAKE NO ACTION
AT THIS TIME IN RESPONSE TO JANA PARTNERS’ PROPOSAL

Houston, Texas – June 12, 2006 – The Houston Exploration Company (NYSE:THX) advised its stockholders to take no action at this time in response to an acquisition proposal announced today by JANA Partners LLC.

Consistent with its fiduciary duties and in consultation with its independent financial advisors and legal counsel, the Houston Exploration Board of Directors will meet in due course to review and discuss the JANA proposal and will advise stockholders of its position.

Lehman Brothers Inc. is serving as financial advisor to Houston Exploration, and Akin Gump Strauss Hauer & Feld LLP is legal advisor.

About Houston Exploration:
The Houston Exploration Company is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Arkoma Basin, East Texas, and in the Rocky Mountains. For more information, visit the company’s Web site at http://www.houstonexploration.com.

Forward-looking statements:
This news release and oral statements regarding the subjects of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this press release are forward-looking statements and reflect the company’s current expectations and are based on current available information and numerous assumptions. Important factors that could cause actual results to materially differ from the company’s current expectations include, among others, the business outlook, the impact of onshore asset concentration, the risks associated with the consummation and successful integration of acquisitions, the impact of hurricanes, price volatility, the risk of future writedowns, the impact of hedging activities, the accuracy of estimates of reserves and production rates, production and spending requirements, the inability to meet substantial capital requirements, the market and other factors for stock repurchases, the constraints imposed by the company’s outstanding indebtedness, the relatively short production life of the company’s reserves, reserve replacement risks, drilling risks and results, the competitive nature of the industry, and other risks and factors inherent in the exploration for and production of natural gas and crude oil discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2005. The company assumes no responsibility to update any of the information referenced in this news release.

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Contacts:	Melissa R. Aurelio The Houston Exploration Company 713-830-6887	Barrett Golden / Eric Brielmann Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449